Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of F&G Annuities & Life, Inc. for the registration of up to $500,000,000 aggregate principal amount of senior notes and to the incorporation by reference therein of our report dated February 27, 2023 (except for the adoption of ASU No. 2018-12 disclosed in Note W as to which the date is July 13, 2023), with respect to the consolidated financial statements of F&G Annuities & Life, Inc. included in F&G Annuities & Life, Inc.’s Current Report on Form 8-K dated July 13, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
August 10, 2023